Dear Federal Signal Stockholders: As I enter my fourth year as CEO, I am delighted to report another year of outstanding achievements by Federal Signal. If I had to summarize our 2018 Net Sales performance in one word, it would be unrelenting. We adhered to our strategic principles, and we maintained our effort, our vigor, and our intensity. Whether CAGR: 24% addressing rising commodity costs or launching a new product line, our teams were unrelenting in their focus and drive, which produced our record results. I am proud of what we have accomplished during my tenure, and even more energized by the opportunities ahead. In this letter I will address how we do what we do, and outline what we will focus on going forward. Over the past 2016 2017 2018 few years, we have been steadfast in our commitment to grow profitably, while diversifying both our revenue streams and our end-market exposures as we seek to mute the impact of market cyclicality. Since 2016, we have executed our strategic initiatives superbly, which, along with strong market conditions, Adjusted EBITDA* has led to our net sales growing from $708 million in 2016 to approximately [and Margin] $1.1 billion in 2018, and our adjusted earnings per share (“EPS”)* more than doubling over this time frame. CAGR: 36% In particular, 2018 was an outstanding year for Federal Signal in which: • our businesses reported record net sales and earnings, and our stock [12.2%] [12.6%] [14.7%] price reached an all-time high; 2016 2017 2018 • our net sales exceeded $1 billion for the first time in over a decade; • our Environmental Solutions Group and our Safety and Security Systems Adjusted EPS* Group each significantly improved net sales and earnings, delivering adjusted EBITDA margins* towards the high end of our target ranges;** • on a consolidated basis, we reported a 41% year-over-year increase in CAGR: 44% adjusted EBITDA,* at an improved margin* of 14.7%, and a 68% improvement in adjusted EPS;* and • we generated $93 million of operating cash flow, an increase of 26% from 2017. 2016 2017 2018 TRUVAC™ Paradigm®

Driving these outstanding results are certain key strategic objectives that guide our businesses on a daily basis. These objectives, which will continue to guide the long-term growth of our company, include: Accelerate Organic Growth in New and Existing End-Markets The changes we made five years ago to our approach to innovation are generating tangible output. In 2018, we reported double-digit organic sales growth, of which more than $50 million was derived from new product introductions. Within our Environmental Solutions Group, we augmented our “safe digging” portfolio of vehicles and enhanced our sewer cleaners by adding several new features to improve functionality. Safe digging, or vacuum excavation, is a technology that uses pressurized water or air to dig, as an alternative to backhoes and shovels. The adoption of safe digging is accelerating, with a number of states and OSHA now recognizing vacuum excavation as a best practice. I am excited to share that earlier this year we launched a dedicated line of industrial vacuum excavation trucks under the TRUVAC™ brand. TRUVAC will serve to differentiate our position in the marketplace with a complete range of truck-mounted safe digging equipment and a dedicated aftermarket infrastructure. We believe that these factors, along with our deep expertise and history of delivering exceptional value to a growing customer base, give us a strong competitive advantage. In 2018, our total vacuum truck orders grew by approximately $60 million. In response to the growth potential we see for safe digging, we recently announced plans to invest up to $25 million to expand our Streator, Illinois manufacturing facility, which produces sewer cleaners, vacuum trucks, and hydro-excavators. This project is expected to add 90 jobs and increase production capacity by approximately 40%, with completion targeted by TRUVAC Paradigm® the end of 2019. We also introduced a suite of proprietary tools for our Jetstream® equipment, which expands the depth of our waterblasting product portfolio. Elgin® launched the Crosswind1,® a street sweeper that harnesses the power of a single engine to both drive the truck and operate the sweeping functions, thereby reducing the complexity of the machine. The Crosswind1 got off to a strong start, with 60 orders received in the first year. In our Safety and Security Systems Group, our investments in sales and engineering resources contributed to organic sales growth of 10% in 2018. We launched our new Allegiant™ light bar, targeted at the state highway patrol market. In Europe, we introduced an integrated light bar with automatic license plate recognition technology that has been well received. Our ongoing commitment to a focused innovation process is paramount to our growth, and we have several new and enhanced product launches scheduled during 2019. With this focus, and the ongoing traction on our strategic initiatives, over the long-term, we are expecting organic revenue growth to be two to three percentage points above GDP. Federal Signal Allegiant Light Bar Adhere to Eighty-Twenty Improvement (“ETI”) Principles to Drive Best-in-Class Operational Performance We delivered impressive growth in an environment where many industrial companies struggled because of increasing commodity costs and supply chain disruptions. Our proactive approach and our ongoing application of ETI principles largely neutralized these factors and contributed to our multi-year margin improvement. I am proud to say that our margin performance continues to exceed that of many of our peers within the specialty vehicle space. During 2018, over 70 employees attended training sessions on our ETI principles, and additional sessions are scheduled for this year. ETI is, and will remain, a critical part of our culture, and we continue to educate our people on its principles, which include a disciplined approach to reducing product costs and a focus on continuously driving manufacturing efficiencies. Moves. Cleans. Protects.

Make Disciplined M&A Decisions Strategic acquisitions over the last three years have supported our growth strategies and have helped us diversify our end-markets and our revenue streams, which should benefit us during an economic downturn. Since the acquisition of Truck Bodies and Equipment International (“TBEI”) in June 2017, our revenues derived from municipal and industrial customers have been fairly evenly split. Within the industrial space, we have reduced our exposure to oil and gas markets by adding customers in new end-markets, such as construction, waste, and rendering. Prior to 2016, Federal Signal’s primary focus was on the sale of new equipment. The acquisition of Joe Johnson Equipment (“JJE”) accelerated our aftermarket growth strategy, adding rentals and used equipment sales to our comprehensive suite of offerings available to both existing and new customers, and enhancing our parts and service capabilities by doubling our footprint across North America. As a result of these efforts, rental income in 2018 was up over 30% from 2017, and total aftermarket revenues were up $20 million, or 10%. Crysteel® Manufacturing Our strong discipline on valuation and our focused execution and integration have allowed us to meet the accretion targets that we previously communicated. Along the way, we have had a few surprises, both negative and positive—an IT system implementation at one of the TBEI subsidiaries proved to be more complex than we anticipated, whereas the aftermarket synergies on the JJE acquisition had more upside than we had initially envisioned. 2018 presented a challenging environment for a disciplined buyer, as sellers’ valuation expectations were elevated. Although we were active in the M&A market and we seriously considered several opportunities, we did not complete any acquisitions due to the gap in valuation expectations. JJE rentals of Jetstream products While we will remain disciplined in our approach, as we were in 2018, acquisitions will remain a key priority for the deployment of our free cash flow. We will consider acquiring companies that meet our financial and strategic criteria and where we can add value. Our deal pipeline remains active, and we expect future strategic acquisitions to be a meaningful part of our growth. Continue Priority-Driven Capital Management During 2018, we managed our capital in accordance with our allocation strategy. We further strengthened our balance sheet by generating $92.8 million of cash from operations and paying down $62.1 million of debt. That brings our total debt repayment since the completion of the TBEI acquisition to approximately $96 million. At the end of 2018, we had $179 million available under our credit facility, with the option to increase that by an additional $75 million for acquisitions. Our debt leverage ratio is now down Federal Signal Allegiant Light Bar to a level that gives us significant flexibility to fund organic growth initiatives, strategic acquisitions, and cash returns to stockholders. We demonstrated our ongoing commitment to returning value to stockholders in 2018 by funding increased dividends of $18.7 million, up from $16.8 million in 2017, and $1.2 million of opportunistic share repurchases. Elgin Sweeper Crosswind1 Longer-term, our capital allocation priorities remain unchanged. In order of priority, we intend to invest in organic growth initiatives, pursue acquisition opportunities that will provide long term value to stockholders, fund dividends, and repurchase shares. Our Brands

Looking Forward We entered 2019 with positive economic indicators across many of our end-markets and a backlog that was $80 million, or 30%, higher than the same time last year. We remain encouraged by the strength of industrial markets in North America, including demand for rentals. The number of used equipment units available at auction is still at normal levels, supporting healthy demand for our used equipment. During 2018, that helped with the flow of sales out of and into the fleets of our rental partners. Utilization levels within our own rental fleet are strong. And, we are bullish about growth prospects for safe digging. On the municipal front, our U.S. markets remain steady overall, with strong demand for sewer cleaners. With the combination of our organic growth initiatives and M&A, we are targeting long-term revenue growth in the high single-digits, while maintaining EBITDA margins within our target ranges** and generating strong cash flow. “ With continued focus on organic growth and M&A, and margin performance above that of many of our peers, we are well positioned for long-term growth and creation of stockholder value. ” We recently introduced a new mission statement in order to further clarify our overall goals as an organization. Our statement emphasizes our ongoing commitment to our customers, distributors, and dealers. I am deeply grateful to each of them for the valued partnerships we have built over the years. I also want to recognize the talent and efforts of our 3,300 employees for their passion, drive, and relentless focus on our customers. We are relentless in our commitment to our customers to building and to delivering equipment of unmatched quality that moves material, cleans infrastructure, and protects the communities where we work and live. I will celebrate my 25th year with Federal Signal in November of this year and I could not be more excited about the culture we have created of high expectations, resilience, creativity, people development, and passion for execution. The “theory of constraints,” continuous improvement, and ETI are all important parts of our lexicon. During 2018, I participated in a series of brainstorming sessions where we identified over 50 different meaningful ideas for new products. While not all of these ideas are going to work, enough will continue our trend of generating profitable growth through innovation. We must always ask: What are the unmet needs of our customers and what role can we play in solving their problems? However, imagining is merely part of the equation. To succeed, we must both envision solutions and then execute them with excellence. Abraham Lincoln said it best: “We can succeed only by concert. It is not, ‘Can any of us imagine better?’ but, ‘Can we all do better?’” Frequently, the answer is yes—our commitment to continuous improvement means we can all do better, with a collective focus on our customers, a willingness to embrace reasonable risk, and unparalleled execution. I would like to take this opportunity to thank you, our stockholders, for the investment you have made in our company. We work for you, and we are excited about our prospects for the future. We will maintain a sense of urgency and remain focused on continuing to earn your trust by creating stockholder value in the years to come. Every day, we strive to strengthen the building blocks to both “weather the storms” and profitably grow. Jennifer L. Sherman President and Chief Executive Officer March 2019 1415 West 22nd Street Oak Brook, IL 60523 federalsignal.com This communication may contain certain forward-looking statements concerning the company’s future financial performance, strategy, plans, goals and objectives. See our Annual Report on Form 10-K filed with the SEC on February 28, 2019 for additional discussion. The company disclaims any responsibility to update any forward-looking statements provided herein. *Certain non-GAAP measures referenced in this letter are reconciled to GAAP measures in the company’s February 28, 2019 earnings release. ** EBITDA Margin target ranges: Environmental Solutions Group 15-18%; Safety and Security Systems Group 15-17%; Consolidated 12-16%.